Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on October 30, 2023 to be effective December 1, 2023 (the “Effective Date”), and is made by and between BioMarin Pharmaceutical Inc., (“BioMarin”), a Delaware corporation, located at 105 Digital Drive, Novato, CA 94949, and Jean-Jacques Bienaime (“Provider”). BioMarin and Provider are each individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, BioMarin desires to engage and contract for the services of Provider to perform certain tasks as set forth in detail below; and

WHEREAS, Provider desires to enter into this Agreement and perform as an independent contractor for BioMarin under the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and mutual covenants contained herein, the Parties agree as follows:

1	DUTIES OF PROVIDER

1.1

Specific Duties. Provider shall provide the consulting services set forth on Exhibit A to BioMarin, with such specific reasonable requirements as the Parties may mutually agree upon from time to time during the Term, as defined in Section 2.1 (Term) below (herein referred to as the “Services”). Should any provision in any exhibits or attachments hereto conflict with any of the provisions in this Agreement, this Agreement shall control unless such conflicting provision specifically states otherwise. The Services are expected to require an average of forty (40) hours of effort for the first six (6) months of the Initial Term and an average of twenty (20) hours per week of effort for the balance of the Initial Term. BioMarin and Provider acknowledge and agree that, subject to Provider’s compliance with the terms of this Agreement, nothing herein shall prohibit Provider from providing services to any other person or entity; provided such services are permitted under BioMarin’s Global Code of Conduct and Business Ethics and Corporate Governance Principles.

1.2

Provider Obligations. Provider shall be diligent in the performance of Services, and be professional in its commitment to meeting its obligations hereunder. The Services shall be performed in a professional, quality manner, consistent with industry standards, and in accordance with (i) applicable laws and regulations and (ii) BioMarin policies, standard operating procedures, work instructions, and guidelines provided to Provider by or on behalf of BioMarin.

1.3

Equipment, Supplies and Other Overhead Items. Provider shall furnish all tools, equipment, supplies or other overhead items necessary to perform the Services required under this Agreement; provided that BioMarin shall make available to Provider office space and secretarial/administrative support as needed to perform the Services required under this Agreement.

2	TERM, TERMINATION AND SURVIVAL

2.1

Term. This Agreement commences as of the Effective Date and shall continue thereafter until December 31, 2024 (the “Initial Term”). Upon the expiration of the Initial Term, the Parties, by mutual agreement, may extend this Agreement for additional terms, provided such agreement is reduced to writing and executed by both of the Parties (each a “Renewal Term”). The Initial Term and any subsequent Renewal Term(s) are collectively referred to herein as the “Term” and are subject to the provisions for early termination set forth in this Agreement.

2.2

Termination of Agreement – Failure to Perform. In the event that the Provider ceases to adequately perform the Services or either Party breaches its obligations as required hereunder for any reason, the other Party shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the defaulting Party specifying the default; provided, however, if said defaulting Party cures the default within the said thirty (30) day period, this Agreement shall continue in full force and effect as if no default had occurred.

2.3

Effects of Termination. Immediately upon the later of (a) termination or expiration of this Agreement, or (b) Provider ceasing to serve as a member of the board of directors of BioMarin (the “Board”), Provider will promptly turn over to BioMarin, or destroy, all of BioMarin’s Confidential Information (as defined in Section 5.1), Materials (as defined in Section 7.1) and Work Product (as defined in Section 7.2). In the event that Provider destroys any of the foregoing, within thirty (30) days of the destruction thereof, Provider will issue to BioMarin a certificate of destruction, signed by Provider’s proper and duly authorized officer.

2.3.1

Equity Vesting. BioMarin agrees that the Services constitute “Continuous Service” as defined in the BioMarin Pharmaceutical Inc. Amended and Restated 2017 Equity Incentive Plan and BioMarin Pharmaceutical Inc. Amended and Restated 2006 Share Incentive Plan (either of such plans, the “Plan”) and that any outstanding equity award under the Plan will continue to vest during the Term. Except in the case of a termination by BioMarin due to a material breach of this Agreement by Provider, at the termination of the Term for any other reason, any then outstanding equity awards shall continue to vest in accordance with their terms, without regard to whether Provider remains in Continuous Service after such date in accordance with the terms of the retirement benefit approved by the Compensation Committee in May 2020 (but disregarding the requirement that Provider remain the Chief Executive Officer of BioMarin through December 31, 2024). Notwithstanding the foregoing, Provider’s equity awards will continue to vest during any period that Provider serves as a member of the Board. Upon the consummation of a Change in Control (as defined below), the vesting of all then-unvested options or restricted stock units (“RSUs”) granted to Provider at any time shall be accelerated such that 100% of such options and RSUs shall be deemed immediately vested and exercisable as of the consummation of the Change in Control. In addition, if any RSUs that would be deemed vested pursuant to the foregoing sentence are subject to a performance vesting requirement, then the base number of such shares shall be deemed vested and exercisable as if the applicable performance objectives were achieved at 100% of target levels. In no event shall any strategic multipliers apply to the base number of such shares. “Change in Control” means any one or more of the following events: (i) a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction as a result of which the persons that beneficially owned, directly or indirectly, the shares of BioMarin’s voting stock immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of voting stock representing more than fifty percent (50%) of the total voting power of all outstanding classes of voting stock of BioMarin or the continuing or surviving corporation if BioMarin is not the continuing or surviving corporation in such transaction, or (ii) a sale of all or substantially all of the assets of BioMarin.

2.4

Survival. The provisions of Section 2.4 (Survival), Section 4 (Independent Contractor; Certain Liabilities; Subcontractors), Section 5 (Confidential Information), Section 7 (Ownership of Materials and Work Product), Section 8 (Dispute Resolution), Section 9 (Indemnification), and Section 10 (Miscellaneous Provisions), and any other provisions which by its nature should survive, shall survive expiration or termination of this Agreement for any reason.

3	PAYMENT TERMS

3.1

Fees. As full and complete consideration for the Services to be performed by Provider, and for the rights granted by Provider to BioMarin under this Agreement, BioMarin shall pay Provider for the Services an amount equal to One Hundred Forty Six Thousand Dollars ($146,000) for the first 6 months of the Term and Seventy three Thousand Dollars ($73,000) per month for the next 7 months of the Term (the “Fees”). The Fees shall be payable in arrears within fifteen (15) days after the end of each month.

3.2

Reimbursable Expenses. BioMarin will reimburse Provider for reasonable and necessary expenses incurred in providing the Services (the “Expenses”) in accordance with BioMarin’s expense reimbursement policies.

4

INDEPENDENT CONTRACTOR; CERTAIN LIABILITIES; SUB-CONTRACTORS. Provider agrees that it is an independent contractor and not the agent, officer, employee, or franchisee of any other entity. This Agreement does not constitute a hiring by either Party of the other and nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between BioMarin and Provider, or any person providing the Services on behalf of Provider. It is the Parties’ intention that Provider have an independent contractor status and that Provider shall not be considered a BioMarin employee for any purposes, including, but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, any applicable State Revenue and Taxation Code pertaining to income tax withholding at the source of income, and the Workers’ Compensation Insurance Code. This Agreement does not create or evidence any joint venture or partnership of the Parties. BioMarin shall not be liable for any obligations incurred by Provider pursuant to this Agreement unless specifically authorized in writing. Neither Party shall have any authority to incur, create or assume any liability or any other obligation, express or implied, in the name of, or on behalf of, the other Party. Provider may only contract with another business or individual to perform a portion or portions of the Services (hereafter, “Sub-Contractor”) with prior written approval of BioMarin.

5	CONFIDENTIAL INFORMATION

5.1

Definition. As used herein, BioMarin’s “Confidential Information” shall mean any and all technical and non-technical information, whether tangible or intangible, disclosed or provided by or on behalf of BioMarin and/or one or more of its Affiliates to Provider in written, oral or electronic form in connection with this Agreement, any future discussions about potential engagements, and all Work Product as defined in Section 7.2 (Work Product). Confidential Information will be deemed to include, without limitation:

5.1.1

any technology, inventions, patent filings not yet public, products, chemical compounds and compositions, formulations, molecules, precursors, methods, concepts, ideas, plans, processes, specifications, characteristics, techniques, know-how and assays; clinical information such as raw data, scientific preclinical or clinical data, regulatory dossiers, observations, records, databases, dosing regimens, clinical studies or protocols, posters, presentations and abstracts, product pipelines, timelines and schedules; business information such as development, marketing, sales, pricing and commercialization plans, forecasts, proposals, customer or patient lists, suppliers, consulting relationships, operating, performance and cost structures, and any other non-public information, whether scientific, clinical or financial in nature, relating directly or indirectly to the business of BioMarin; and

5.1.2

any material that is or has been prepared by or for the Provider and that contains, reflects, interprets or is based directly or indirectly upon any Confidential Information provided by or on behalf of BioMarin and/or one or more of its Affiliates; and

5.1.3	the existence and terms of this Agreement, and the fact that Confidential Information has been made available to the Provider.

5.2

Use; Disclosure. Provider shall use the Confidential Information solely in the performance of the Agreement.    Provider shall not use the Confidential Information for any other purpose, including but not limited to using it in connection with the development or commercialization of any process or product on behalf of itself or any entity other than BioMarin, or using it in connection with any submission to any governmental agency, including any patent office or regulatory authority, or the like, without the express written permission of BioMarin. Provider agrees to notify BioMarin in writing as soon as practicable, but in no event later than 48 hours, upon any loss, misuse, misappropriation, or other unauthorized disclosure of the Confidential Information. Notwithstanding the previous sentence, in the event that Provider learns of (i) any loss, misuse, misappropriation, or other unauthorized disclosure of protected data and (ii) a data privacy addendum and/or standard contractual clauses has been executed by and between the Parties, Provider agrees to notify BioMarin in writing in accordance with the shorter time period and specific notification instructions set forth in such Data Privacy Addendum and or Standard Contractual Clauses.

5.3

Degree of Care. Provider shall hold the Confidential Information in strict confidence, and shall take all reasonable precautions to protect the Confidential Information at all times from unauthorized disclosure, publication, or use, including, without limitation, using at least the same degree of care as it employs to protect its own Confidential Information of like nature (but in any event no less than a reasonable degree of care), acting in a manner consistent with its obligations under this Agreement.

5.4

Transmission of Confidential Information. Without limiting any obligations under the Agreement, Provider shall use an industry standard secure method when transmitting Confidential Information and ensure that no Confidential Information is commingled with any other party’s information. Confidential Information shall not be transmitted over a network without such industry standard technical safeguards in place that are designed to provide appropriate protection.

5.5

Exclusions. The confidentiality, non-disclosure and non-use obligations of this Agreement shall not apply to Confidential Information disclosed to Provider that: (i) was in Provider’s possession before receipt of the Confidential Information from BioMarin, as evidenced by written records or other documented evidence; (ii) is independently developed by Provider without the use of the Confidential Information as evidenced by written records or other documented evidence; (iii) is or becomes publicly available through no fault of Provider; or (iv) is rightfully received by Provider on a non-confidential basis from a third party without breach of a duty of confidentiality. As used herein, the term “publicly available” shall mean that such information is readily accessible to the general public in a written publication or other form of recording that may be obtained without assuming obligations of confidentiality and that is not obtained through a third party’s breach of a duty of confidentiality. “Publicly available” shall not mean information the substance of which must be pieced together from a number of different publications or other sources. In addition, pursuant to 18 U.S.C. Section 1833(b), Provider will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.6

Legally Required Disclosures. Nothing in this Agreement shall preclude Provider from making any disclosure of Confidential Information that is required by applicable law or regulation, or by a valid order of a court or other governmental body having jurisdiction, provided that Provider uses its best efforts to limit the scope of the required disclosure, provides notification to BioMarin as soon as Provider becomes aware of such requirement, and cooperates with BioMarin in seeking an appropriate protective order, confidential treatment, or similar remedy limiting the subsequent use and disclosure of any information required to be disclosed.

5.7

NO TRANSFER OR LICENSE. Nothing in this Agreement is intended to grant or transfer any right to Provider under any patent, copyright or other intellectual property right of BioMarin, nor shall this Agreement grant or transfer to Provider any right in or to the Confidential Information except as expressly set forth herein. None of the Confidential Information which may be disclosed by BioMarin shall constitute any representation, warranty, assurance, guarantee or inducement by BioMarin to Provider, including, without limitation, with respect to the non-infringement of intellectual property rights, or other rights of third persons.

5.8

Confidential Information of Provider. Any information disclosed or provided by or on behalf of Provider and/or one of its Affiliates or Sub-Contractors to BioMarin in connection with inspections or audits conducted by or at the direction of BioMarin shall be deemed Provider’s confidential information and BioMarin shall use such Provider confidential information solely in connection with this Agreement; provided; however, that any information that is BioMarin’s Confidential Information shall not also be deemed Provider’s confidential information. Provider agrees that the confidentiality obligations set forth in this subsection are sufficient for BioMarin to conduct audits as it deems appropriate, and BioMarin shall not be required to enter into any additional non-disclosure agreement or agree to any additional confidentiality obligations in order to conduct such audits.

6	REPRESENTATIONS AND WARRANTIES

6.1

Performance of Services. Provider represents and warrants that Provider has expertise in providing services comparable in type, scope, complexity and purpose to the Services and that it has exercised and will continue to exercise in the performance of the Services, that standard of skill, care and diligence reasonably to be expected of a properly qualified contractor in providing services comparable in type, scope, complexity and purpose to the Services provided hereunder. Additionally, Provider represents and warrants that Provider shall obtain and maintain all licenses and training necessary and appropriate to perform the Services.

6.2

Non-Infringement. Provider represents and warrants that Provider’s performance of the Services under this Agreement, including the delivery of any Work Product, as defined in Section 7.2 (Work Product), prepared or provided by Provider, or the use thereof by BioMarin, shall not knowingly infringe the intellectual property rights of a third party. Further, Provider represents and warrants that in performing the Services, Provider shall not make any unauthorized use of any Confidential Information or proprietary information of any other party, or infringe the intellectual property rights of any other party.

6.3	Compliance with Laws. Provider warrants that at all times during the Term, the performance of the Services and the operation of Provider’s business shall comply with all applicable laws.

7	OWNERSHIP OF MATERIALS AND WORK PRODUCT

7.1

Materials. BioMarin may provide materials for performance of the Services (“Materials”). Other than the right to use the Materials in accordance with this Agreement, no rights in the Materials shall be transferred to Provider. All such Materials (i) will be used only in performance of the Services in accordance with this Agreement; (ii) will not be used for the benefit of, or delivered to, any third party without the prior written consent of BioMarin; and (iii) will be used in compliance with all applicable laws, rules and regulations.

7.2

Work Product. All data, results, materials, products, know-how, information, inventions, and discoveries, whether tangible or intangible, and whether in interim or final form, that are made, developed, perfected, designed, conceived or first reduced to practice by Provider or Sub-Contractors, either solely or jointly with others, and all intellectual property therein, including, without limitation, all patents, trademarks, trade secrets, and copyrights (“Work Product”) shall be the sole and exclusive property of BioMarin. Provider hereby irrevocably assigns all right, title, and interest in such Work Product to BioMarin. Provider shall not, during or after this Agreement, be entitled to or claim any right, title or interest, including any license, in or to such Work Product or any commission, fee, royalty or other direct or indirect benefit from BioMarin or any of its Affiliates with respect to such Work Product.

8	DISPUTE RESOLUTION

8.1

Governing Law; Venue. This Agreement is made under and shall be construed according to the laws of the State of California without regard to any conflict of law principles that would provide for the application of the law of another jurisdiction. Any disputes under this Agreement shall be brought in the state courts and the Federal courts located in the Northern District of California, and the Parties hereby consent to the personal jurisdiction and exclusive venue of these courts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.2

Resolution of Disputes. The Parties shall first attempt to settle any and all disputes arising out of or in connection with or relating to the execution, interpretation, performance, or nonperformance of this Agreement or any other certificate, agreement, or other instrument between, involving, or affecting the Parties, including, without limitation, the validity, scope, and enforceability of this Agreement (each, a “Dispute”) through good faith negotiation before resorting to litigation.    The Parties shall conduct and complete such good faith negotiation involving substantive participation by senior management for each Party within thirty (30) days of a Dispute notice. Parties, upon written agreement, can adjust time limits specified within this Section 8 (Dispute Resolution).

8.3

Equitable/Injunctive Relief. Nothing in this Section 8 (Dispute Resolution) shall be construed to restrict either Party’s right to seek and obtain injunctive or other equitable relief in a court of competent jurisdiction located in San Francisco, California, in the event a Party has breached or threatens to breach any of its obligations under Section 5 (Confidential Information), Section 5.7 (No Transfer or License) or Section 7 (Ownership of Materials and Work Product). For purposes of seeking equitable relief, both Parties irrevocably submit to the jurisdiction of the state and Federal courts located in San Francisco, California.

9	INDEMNIFICATION

9.1

Each Party shall defend, indemnify and hold harmless the other Party, its directors, officers, employees, suppliers, successors, and assigns, from and against all liabilities, losses, damages, expenses, charges and fees (including reasonable attorney’s fees) sustained or incurred by such Party in connection with third-party claims, arising out of, or attributable to: (i) any breach of this Agreement; (ii) any breach of applicable law or regulation; or (iii) any negligence or willful misconduct, in the performance of this Agreement.

9.2

The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnified Party may be entitled to under this Agreement, any other agreement, applicable law, or otherwise.

10	MISCELLANEOUS PROVISIONS

10.1	No Implied Licenses. No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except those specifically set forth herein.

10.2

Headings. The headings and section identifiers contained in this Agreement are for convenience of reference only, shall not be deemed to be a substantive part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.3

Waivers. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

10.4

Counterparts. This Agreement may be executed in one or more counterparts (including by .pdf), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.5

Parties In Interest. This Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of each of the Parties hereto (if any). No person who is not a Party shall have any rights hereunder as a third-party beneficiary or otherwise.

10.6

Assignment. Provider may not assign its rights or obligations under this Agreement without the prior written consent of BioMarin, which consent may be given or withheld in BioMarin’s sole and absolute discretion. BioMarin may transfer or assign this Agreement, or any of its rights and obligations under this Agreement, in whole or in part, without Provider’s consent, to any: (i) Affiliate; (ii) wholly-owned subsidiary or successor-in-interest; or (iii) any third party with which it merges, or consolidates, or to which it transfers (by assignment, license, or otherwise) all or substantially all of its assets to which this Agreement relates.

10.7

Severability. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the Parties as evidenced by this Agreement as a whole.

10.8

Approvals. When approval of either Party is required, such approval may be given or withheld in such Party’s sole and absolute discretion, without regard to the reason or basis for granting or withholding such consent, unless such approval is expressly required not to be unreasonably withheld.

10.9

Entire Agreement; Amendment. This Agreement constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, communications, negotiations or understandings between the Parties with respect to the matters addressed herein. No modification of or amendment to this Agreement will be effective unless in writing and signed by both Parties.

10.10

Equal Employment Opportunity/Affirmative Action. BioMarin is a federal (sub)contractor subject to all provisions of E.O. 11246, Sec. 503 of the Rehabilitation Act, and the Vietnam Era Veterans’ Readjustment Act.

10.11

Force Majeure. If either Party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, acts of God or government, natural disasters, including earthquakes or storms, fire, political strife, terrorism, failure or delay of transportation, then such Party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed and delivered by their proper and duly authorized officers effective as of the Effective Date.

ACCEPTED AND AGREED TO:

Jean-Jacques Bienaime		BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Jean-Jacques Bienaime	By:	/s/ G. Eric Davis
Date: October 30, 2023		Name: G. Eric Davis
Its: EVP, Chief Legal Officer
Date: October 31, 2023

Exhibit A

[Intentionally Omitted]